EXHIBIT 10-1C
SETTLEMENT AND RELEASE AGREEMENT

THIS SETTLEMENT AND RELEASE AGREEMENT (“Agreement”) is made and entered into as of December 31, 2007 (the “Effective Date”), by and among Century Casinos Tollgate, Inc., a Delaware corporation (“CCTI”), CC Tollgate LLC, a Delaware limited liability company (the “Company”), and Central City Venture, LLC, a Colorado limited liability company (“Venture”).  The above referenced parties are sometimes referred to herein individually as a “Party” and collectively as the “Parties.”  Defined terms not otherwise defined herein shall have the meaning given them in the Limited Liability Company Agreement of the Company, as amended (the “Operating Agreement”).

RECITALS

1.            On October 12, 2004, CCTI and Venture entered into a Contribution Agreement whereby the parties created a newly-formed Delaware limited liability company, CC Tollgate LLC, for purposes of developing a casino in Central City, Colorado.

2.            Section 8.3 of the Operating Agreement gives CCTI the option of purchasing Venture’s Units in the Company (the “Venture Units”) at certain specified prices and under certain specified circumstances.

3.            CCTI and Venture have engaged in discussions regarding the potential exercise of CCTI’s option to purchase all the Venture Units.

4.            Venture disputes the amount CCTI is required to pay for the Venture Units.

5.            The Parties desire to settle their disputes without any admission of fault or liability.

6.            Through this Agreement, the Parties desire to completely terminate their business relationship and all contractual obligations arising therefrom, other than those obligations set forth in this Agreement.

AGREEMENT

NOW THEREFORE, in consideration of the mutual covenants contained herein, the sufficiency of which is hereby acknowledged, the Parties agree as follows:

Section 1. Assignment of Units.  Subject to the terms and conditions of this Agreement, on the Effective Date and simultaneous with the execution of this Agreement, Venture hereby sells, transfers and assigns to CCTI and CCTI hereby purchases from Venture all of the Venture Units, free and clear of any liens, encumbrances or claims whatsoever, and further free of any restrictions on transfer, options, warrants, purchase rights, contracts, commitments, equities, claims and demands, other than restrictions under federal or state securities laws and as provided in the Operating Agreement and as may be provided in the Credit Agreement, as hereafter defined, and the Subordination Agreement, as hereinafter defined, at a purchase price equal to the Settlement Payment.  Venture shall deliver to CCTI a duly executed Unit Power in the form attached hereto as Exhibit A and any other documents that are necessary to transfer to CCTI good title to all of the Venture Units.

Section 2. Settlement Payment; Purchase of Note.  On the Effective Date and simultaneous with the delivery of the Unit Power by Venture to CCTI, CCTI or one of its Affiliates shall pay to Venture $2,050,000 by wire transfer or delivery of other immediately available funds (the “Settlement Payment”).  In addition, on the Effective Date and simultaneous with the delivery to CCTI of the promissory note dated December 30, 2004, from the Company to Venture in the original principal amount of $1,000,000 together with the Allonge to Promissory Note dated November 18, 2005 (collectively, the “Note”) and a duly executed Assignment of Note in the form attached hereto as Exhibit B, CCTI or one of its Affiliates shall purchase the Note from Venture without recourse by wire transfer or delivery of other immediately available funds for an amount equal to $1,000,000 plus accrued but unpaid interest on the Note to the Effective Date.  The Parties agree that the accrued, but unpaid interest as of the Effective Date shall be $240,219.18.

Section 3. Valuation Consultant’s Report. CCTI shall deliver to Venture upon receipt the report of OnPointe Financial Valuation Group, LLC (the “Valuation Consultant”), an independent valuation consultant, which will value the assets of the Company as of December 31, 2007. A summary of the Valuation Consultant's valuation methodology is attached to this Agreement as Exhibit C.  In connection therewith, the Parties acknowledge that the items of 751(a) property as that term is generally defined by the Internal Revenue Code of 1986 as amended and regulations promulgated thereunder substantially consist of Section 1245 property of the type reflected in lines 19(b) and 19(c) of Form 4562 in the 2006 partnership tax return of the Company (“2006 Company Return”) and inventory as reflected on Schedule L of the 2006 Company Return.  The Parties agree that pursuant to the terms of the Operating Agreement, income, if any, attributable to the sale of 751(a) assets on the transfer of the Venture Units contemplated hereunder is allocable to Venture in proportion to the units owned by Venture in the Company (i.e., 35%).  Each Party agrees to report its respective tax treatment of the transactions contemplated by this Agreement in a manner that is consistent with, and based upon the values contained in, the Valuation Consultant's report and the provisions hereof to the extent the Valuation Consultant’s report is substantially consistent with the methodology in Exhibit C.

Section 4. Mutual Release.
    (a) Except for the Parties’ respective obligations hereunder, and for and in consideration of the mutual promises and covenants contained herein, and other good and valuable consideration, the receipt and sufficiency of which are hereby acknowledged, upon receipt of the Settlement Payment referenced in Section 2, Venture for itself and its Affiliates (including without limitation Tollgate Venture LLC and KJE Investments, LLC), officers, directors, shareholders, members (including without limitation John and Jan Zimpel), employees, agents, successors and assigns (collectively, the “Tollgate Parties”), does hereby and forever discharge each of CCTI, the Company, Century Casinos, Inc., a Delaware corporation, and each of their respective Affiliates, officers, directors, shareholders, employees, agents, successors and assigns (collectively, the “Century Parties”), of and from any and all manner of claims, contractual obligations, demands, actions, causes of action, suits, debts, sums of money, promises or damages whatsoever, in law or in equity, whether heretofore asserted or not and whether known or unknown (“Claims”), which any of the Tollgate Parties has, had or claims to have against any or all of the Century Parties, including without limitation Claims arising out of, or occurring as a result of, or in any way connected with or related to the Venture Units, the Operating Agreement, the Casino Management Agreement, the Contribution Agreement, the Tollgate Parties’ investment in the Company or the business of the Company or of the Century Parties.

    (b) Except for the Parties’ respective obligations hereunder, and for and in consideration of the Settlement Payment and the mutual promises and covenants contained herein, and other good and valuable consideration, the receipt and sufficiency of which are hereby acknowledged, upon receipt of the Unit Power referenced in Section 1 and the Assignment of Note referenced in Section 2, CCTI for itself and each of the Century Parties, does hereby and forever discharge the Tollgate Parties, of and from any and all manner of Claims, which any of the Century Parties has, had or claims to have against any or all of the Tollgate Parties, including without limitation Claims arising out of, or occurring as a result of, or in any way connected with or related to the Venture Units, the Operating Agreement, the Casino Management Agreement, the Contribution Agreement, the Tollgate Parties’ investment in the Company or the business of the Company or of the Tollgate Parties.

    (c) For purposes of this Agreement, “Affiliate” means, with respect to any Person (as defined below), any Person that controls, is controlled by or is under common control with such Person, together with its and their respective members, managers, partners, venturers, directors, officers, shareholders, agents, employees, and representatives.  A Person shall be presumed to have control when it possesses the power, directly or indirectly, to direct, or cause the direction of, the management or policies of another Person, whether through ownership of voting securities, by contract, or otherwise.  “Person” means an individual, partnership, limited liability company, association, corporation, or other entity.

        Section 5. Warranties and Representations of the Parties.  Each Party hereto represents and warrants to the other Party as follows:

    (a) In connection with the purchase and sale of the Venture Units and the Note, such Party and its Affiliates have had the opportunity to ask questions of and receive answers from representatives of the Company concerning the Company’s business, financial condition and prospects and affairs.

    (b) Each of this Agreement, the Unit Power attached as Exhibit A and the Assignment of Promissory Note attached as Exhibit B has been duly authorized, executed and delivered by such Party and is the legal, valid and binding agreement of such Party, enforceable against such Party in accordance with its terms.

    (c) It has read this Agreement and knows and understands its contents fully.  It understands that it is giving up any claims it may have against other Parties, and that it may never bring a lawsuit to recover for claims, related to or in any way connected with, the dispute referenced herein.

    (d) It voluntarily executes this Agreement, after consulting with counsel and without being pressured or influenced by any statement or representation of any person acting on behalf of any other Party, including any other Party’s officers, directors, employees, agents and attorneys.

Section 6. Warranties, Representations and Agreements of Venture.  Venture represents and warrants to and agrees with CCTI as follows:

    (a) Venture has not assigned any of its rights under the Operating Agreement, the Venture Units or the Note to any other Person, and Venture has full authority for itself and the Tollgate Parties to fully release the Century Parties as specified in Section 4above.

    (b)  Venture owns of record and beneficially, and shall transfer to CCTI on the Effective Date, the Venture Units and the Note, free and clear of any liens, encumbrances or claims whatsoever, and further free of any restrictions on transfer, options, warrants, purchase rights, contracts, commitments, equities, claims and demands, other than restrictions under federal or state securities laws and as provided in the Operating Agreement and as may be provided in the Credit Agreement and Subordination Agreement.

    (c) Except as to claims of Wells Fargo, Venture shall defend and hold harmless the Century Parties from and against any claims against any of the Century Parties by any of the Tollgate Parties, arising out of this Agreement.

Section 7. Warranties, Representations and Agreements of CCTI.  CCTI represents and warrants to and agrees with Venture as follows:

(a) The inventory of the Company as of the Effective Date has not changed substantially from the inventory as shown on the 2006 Company Tax Return.

    (b) The purchase of the Note does not breach the terms and provisions of the Credit Agreement, dated November 18, 2005, by and between the Company, each lender which is a party to the Credit Agreement, and Wells Fargo Bank, National Association, as administrative and collateral agent for the lenders (“Credit Agreement”) or the Payment Subordination Agreement, dated November 18, 2005, by and between Venture and Wells Fargo Bank, National Association, as administrative and collateral agent for the lenders (“Subordination Agreement”).

    (c) The schedules attached to Exhibit D are good faith estimates of the net book values of the assets of the Company listed therein and a comparison of net book values and tax basis for such assets, in each case as of the Effective Date and subject to year-end closing adjustments.

        Section 8. No Admission.  Neither this Agreement nor any discussions or proceedings relating to the settlement of the dispute referenced herein is to be considered, interpreted or construed as an admission or acknowledgement by any Party of fault, liability, or wrongdoing.

        Section 9. Cooperative Drafting.  Each Party has cooperated in the drafting and preparation of this Agreement.  In any construction to be made of this Agreement, the same will not be construed against any Party on the basis that such Party drafted or prepared this Agreement.

        Section 10. Enforcement.  If any Party to this Agreement files an action to enforce this Agreement, the prevailing Party shall be entitled to recover reasonable attorneys’ fees and costs.  A prevailing party shall be considered the Party who substantially prevailed on the merits of the claims brought to enforce this Agreement.

        Section 11. Authority. Each person signing this Agreement in a representative capacity represents that he or she is authorized to agree to the terms and conditions of, and to execute this Agreement on behalf of the Party or Parties whom he or she represents.

        Section 12. Invalid Provisions.  If any provision of this Agreement is held to be illegal, invalid or unenforceable under any present or future laws, such provision shall be fully severable, and the remaining provisions shall constitute the Parties’ agreement.

        Section 13. Disclosure. The Parties agree to keep the contents of this Agreement confidential and not to disclose it or its terms except as required by law.  Notwithstanding the first sentence of this Section, the Parties shall be permitted to disclose the contents of this Agreement to lenders, regulatory agencies or other persons or entities to which they are required by law or binding written agreement to make disclosure.

        Section 14. Counterpart Execution; Facsimile and Electronic Signatures.  This Agreement and the Exhibits hereto may be signed in multiple counterparts and each counterpart when taken with the other executed counterpart shall constitute a binding agreement among the Parties executed as of the date first written above. This Agreement and the Exhibits hereto may be evidenced by facsimile or electronic signatures, which shall have the same force and effect as manually signed original documents.

        Section 15. Amendment.  This Agreement may be amended, modified or terminated only by a written instrument executed by all Parties to the Agreement.

        Section 16. Governing Law.  This Agreement and the agreements referenced in the Exhibits shall be interpreted in accordance with the laws of the State of Delaware without giving effect to the conflicts of law principles thereof.

        Section 17. Choice of Forum.  The Parties agree that any action arising out of or under this Agreement shall be filed in a court of competent jurisdiction in the State of Colorado.

        Section 18. Entire Agreement.  This Agreement represents the entire agreement between the Parties hereto.

        Section 19. Representations and Warranties.  All representations and warranties shall survive the execution and delivery of this Agreement and execution and delivery of the Unit Power attached as Exhibit A and the Assignment of Promissory Note attached as Exhibit B.

IN WITNESS WHEREOF, this Agreement has been executed as of the Effective Date.

CENTURY CASINOS TOLLGATE, INC.
By:  /s/ Larry Hannappel
Larry Hannappel
Chief Executive Officer and Secretary

CC TOLLGATE LLC
By: Century Casinos Tollgate, Inc., its Manager

By:  /s/ Larry Hannappel
Larry Hannappel
Chief Executive Officer and Secretary

CENTRAL CITY VENTURE LLC
By:  /s/ John Zimpel
John Zimpel
Managing Member